Exhibit 3.16

OPERATING AGREEMENT

OF

MULTIBAND SPECIAL PURPOSE, LLC

Adopted by Written Action

of the

Board of Governors

effective as of

January 18, 2012

OPERATING AGREEMENT

OF

MULTIBAND SPECIAL PURPOSE, LLC

TABLE OF CONTENTS

ARTICLE I: OFFICES

Section 1.	Registered Office	1
Section 2.	Other Offices	1

ARTICLE II: MEETINGS OF MEMBERS

Section 1.	Regular Meetings	1
	a. Frequency	1
	b. Demand by Member	1
	c. Required Business	1
Section 2.	Special Meetings of Members	1
	a. Who may call	1
	b. Business Limited	2
Section 3.	Organization of Meetings	2
Section 4.	Place of Meeting	2
Section 5.	Time of Meetings	2
Section 6.	Notice	2
	a. To Whom Given	2
	b. When Given	3
	c. Contents	3
	d. Waiver and Objections	3
Section 7.	Remote Communications	3
	a. Simultaneous Participation	3
	b. Other Conferences	3
	c. Notice	4
	d. Waiver and Objections	4
Section 8.	Quorum	5
Section 9.	Voting	5
	a. Acts of the Members	5
	(1) Majority Required	5
	(2) Voting by Class	5
	b. Voting Rights	5
	(1) Determination	5
	(2) Non-Members	5
	(3) Jointly Owned Membership Units	6
Section 10.	Action Without a Meeting	6

ARTICLE III: BOARD OF GOVERNORS

Section 1.	Board to Manage	6
Section 2.	Number	6
Section 3.	Qualifications	6
Section 4.	Election	6
Section 5.	Terms	6
Section 6.	Compensation	6
Section 7.	Classification of Governors	6
Section 8.	Resignation	6
Section 9.	Removal of Governors	7
Section 10.	Vacancies	7
Section 11.	Board Meetings	8
	a. Organization of Meetings	8
	b. Place of Meetings	8
	c. Time of Meetings	8
	d. Remote Communications	8
	(1) Simultaneous Participation	8
	(2) Other Conferences	8
	e. Notice	8
	f. Previously Scheduled Meetings	8
	g. Waiver of Notice and Objection	9
	h. Absent Governors	9
	i. Quorum	9
	j. Act of the Board	9
	k. Action Without Meeting	9
	(1) Method	9
	(2) Effective Time	10
	(3) Notice and Liability	10
	l. Committees
	(1) Membership	10
	(2) Procedure	10
	(3) Minutes	10
	(4) Standard of Conduct	10
	(5) Committee Members Considered Governors	10
	m. Standards of Conduct	10
	(1) Standard and Liability	10
	(2) Reliance	10
	(3) Presumption of Assent	11
	(4) Limits of Personal Liability	11

ARTICLE IV: MANAGERS

Section 1.	Designation of Managers	12
Section 2.	Duties of Managers	12
	a. President	12
	b. Vice-President	12
	c. Treasurer	13
	d. Secretary	13
	e. Multiple Managerial Positions	13
	f. Managers Deemed Elected	13
	g. Qualifications	13
	h. Compensation	13
	i. Contract Rights	14
	j. Resignation	14
	k. Removal	14
	1. Vacancy	14
Section 3.	Delegation	14
Section 4.	Standards of Conduct	14

ARTICLE V: LOANS AND ADVANCES

Section 1.	Prerequisites	14
Section 2.	Interest and Security	15
Section 3.	Advances	15

ARTICLE VI: BOOKS AND RECORDS

Section 1.	Required Records	15
Section 2.	Right to Inspect	17
Section 3.	Other Use Prohibited	17
Section 4.	Cost of Copies	17
Section 5.	Financial Statements	17

ARTICLE VII: CONTRIBUTIONS

Section 1.	Authorized Contributions	18
	a. Permissible Forms	18
	b. Acceptance of Contributions	18
	c. Valuation	18
	d. Terms of Membership Units	19
	e. Procedure for Fixing Terms	19
	f. Specific Terms	19

OPERATING AGREEMENT

OF

Multiband Special Purpose, LLC

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the Company required by the Minnesota Limited Liability Company Act to be maintained in the State of Minnesota is as provided and designated in the Articles of Organization. The Board may, from time to time, change the location of the registered office. On or before the day that such change is to become effective, a certificate announcing such change shall be filed with the Minnesota Secretary of State.

Section 2. Other Offices. The Company may establish and maintain such other offices, within or without the State of Minnesota, as are from time to time authorized by the Board.

ARTICLE II

MEETINGS OF MEMBERS

Section 1. Regular Meetings. When and if held, regular meetings of the members shall be conducted as follows:

a.	Frequency. Regular meetings of members may be held on an annual basis. However, regular meetings need not be held.

b.	Demand by Member. If a regular meeting of members has not been held within the earlier of six months after the fiscal year end of the organization or fifteen (15) months after its last meeting, a member or members holding five (5%) percent or more of the voting power of all members entitled to vote may demand a regular meeting of members upon written notice given to the President or Secretary of the Company.

c.	Required Business. At each regular meeting of members, there shall be an election of qualified successors for governors, all of whom shall serve for an indefinite term. No other particular business is required to be transacted at the regular meeting. Any business appropriate for action by the members may be transacted at a regular meeting.

Section 2. Special Meetings of Members. When and if held, special meetings of the members shall be conducted as follows:

a.	Who may call. Special meetings of the members may be called for any purpose or purposes at any time, by:

(1)	the President;

(2)	two (2) or more governors;

(3)	a person authorized by the Articles of Organization to call special meetings; or

(4)	a member or members holding ten (10%) percent or more of the voting power of all membership units entitled to vote.

b.	Business Limited. The business transacted at a special meeting is limited to the purpose stated in the notice of the meeting. Any business transacted at a special meeting that is not included in those stated purposes is voidable by or on behalf of the Company, unless all of the members have waived notice of the meeting as set forth in Section 6d of this Article.

Section 3. Organization of Meetings. At all meetings of the members, the President or, in the absence of the President, any person appointed by the President, shall act as Chairman, and the Secretary or, in the absence of the Secretary, any person appointed by the Chairman, shall act as Secretary.

Section 4. Place of Meetings. Meetings of members called by the demand of a member or members shall be held in the county where the principal executive office of the Company is located. All other meetings of members shall be held at such places as may be fixed from time to time by the Board.

Section 5. Time of Meetings. Meetings called by the demand of a member or members shall be held on notice from the Board no sooner than thirty (30) days and no later than ninety (90) days after receipt of the demand. All other meetings of members shall be held at such times as may be fixed from time to time by the Board.

Section 6. Notice. Notice of member meetings shall be given as follows:

a.	To Whom Given. Except as provided in the Minnesota Limited Liability Company Act, notice of all meetings of members shall be given to every owner of membership units entitled to vote, unless:

(1)	The meeting is an adjourned meeting to be held not more than one hundred twenty (20) days after the date fixed for the original meeting and the date, time and place of the meeting were announced at the time of adjournment of the original meeting; or

(2)	The following have been mailed by first class mail to a member at the address in the Company records and returned undeliverable:

(a)	Two (2) consecutive annual meeting notices and notice of any special meetings held during the period between the two (2) annual meetings; and

(b)	All payments of distributions sent during a twelve (12) month period, provided there were at least two (2) sent during the twelve (12) month period.

b.	When Given. In all instances when a specific minimum notice period has not otherwise been fixed by law, the notice shall be given at least ten (10) days before the date of the meeting and not more than fifty (50) days before the date of the meeting.

c.	Contents. The notice shall contain the date, time and place of the meeting and any other information required under the Minnesota Limited Liability Company Act. In the case of a special meeting, the notice shall contain a statement of the purposes of the meeting. The notice may also contain any other information deemed necessary or desirable by the Board or by any other person or persons calling the meeting.

d.	Waiver and Objections. A member may waive notice of the meeting of members. A waiver of notice by a member entitled to notice is effective when given before, at, or after the meeting. Such notice is effective whether given in writing or by attendance. Attendance by a member at a meeting is a waiver of notice of that meeting, except where the member objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not lawfully be considered at that meeting and does not participate in the consideration of the item at that meeting.

Section 7. Remote Communications. Member conferences may utilize remote communications subject to the following:

a.	Simultaneous Participation. A meeting of the member may be held solely by any combination of means of remote communication through which the participants may participate in the meeting:

(1)	if notice of the meeting is given to every owner of membership interests entitled to vote as would be required by this chapter for a meeting; and

(2)	if the membership interests held by the members participating in the meeting would be sufficient to constitute a quorum at a meeting.

A member not physically present in person or by proxy at a regular or special meeting of members may by means of remote communication, participate in a meeting of members held at a designated place.

b.	Other Conferences. In any meeting of members held solely by means of remote communication under subsection a of this Section 7 or in any meeting of members held at a designated place in which one or more members participate by means of remote communication, the company shall implement reasonable measures to:

(1)	verify that each person deemed present and entitled to vote at the meeting by means of remote communication is a member; and

(2)	provide each member participating by means of remote communication with a reasonable opportunity to participate in the meeting, including an opportunity to:

(a)	read or hear the proceedings of the meeting substantially concurrently with those proceedings;

(b)	if allowed, by the procedures governing the meeting, have the member’s remarks heard or read by other participants in the meeting substantially concurrently with the making of those remarks; and

(c)	if otherwise entitled, vote on matters submitted to the members.

Participation in a meeting by that means constitutes presence at the meeting in person or by proxy if all other requirements of this Article are met.

c.	Notice. Any notice to members given by the company by a form of electronic communication consented to by the member to whom the notice is given is effective when given. The notice is deemed given:

(1)	by facsimile communication, when directed to a telephone number at which the member has consented to receive notice;

(2)	by electronic mail, when directed to an electronic mail address at which the member has consented to receive notice;

(3)	by a posting on an electronic network on which the member has consented to receive notice, together with separate notice to the member of the specific posting upon the later of the posting or the giving of the separate notice; and

(4)	by any other form of electronic communication by which the member has consented to receive notice, when directed by the member.

Consent by a member to notice given by electronic communication may be given in writing or by authenticated electronic communication. The company is entitled to rely on any consent so given until revoked by the member, provided that no revocation affects the validity of any notice given before receipt by the company of revocation of the consent.

d.	Waiver and Objections. Waiver of notice of a meeting by means of authenticated electronic communication described in subsections (a) and (b) of this Section 7 may be given in the manner provided in Section 6. Participation in a meeting by means of remote communication described in subsections (a) and (b) of this Section 7 is a waiver of notice of that meeting, except where the member objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not lawfully be considered at the meeting and does not participate in the consideration of the item at that meeting.

Section 8. Quorum. The owners of a majority of the voting power of the membership units entitled to vote at a meeting are a quorum for the transaction of business. If a quorum is present when a duly called or held meeting is convened, the members present may continue to transact business until adjournment, even though the withdrawal of a number of the members originally present leaves less than the proportion or number otherwise required for a quorum.

Section 9. Voting. The voting of membership units entitled to vote shall be conducted as follows:

a.	Act of the Members. The members shall be deemed to have acted when:

(1)	Majority Required. The members shall take action by the affirmative vote of the owners of a majority of the voting power of the membership units present and entitled to vote on that item of business except where the Minnesota Limited Liability Company Act or the Articles of Organization require a larger proportion.

(2)	Voting by Class. In any case where a class or series of membership units is entitled to vote, the matter being voted upon must also receive the affirmative vote of the owners of the same proportion of the membership units present of that class or series, or of the total outstanding membership units of that class or series, as the proportion required pursuant to subdivision (1) of this subsection a, unless the Articles of Organization require a larger proportion. Unless otherwise stated in the Articles of Organization in the case of voting as a class, the minimum percentage of the total voting power of membership units of the class or series which must be present shall be equal to the minimum percentage of all membership units entitled to vote required to be present under Section 9 of this Article.

b.	Voting Rights. The voting rights of those membership units entitled to vote shall be as follows:

(1)	Determination. The Board may fix a date not more than fifty (50) days before the date of a meeting of members as the date for the determination of the owners of membership units entitled to notice of and entitled to vote at the meeting. When a date is so fixed, only members on that date are entitled to notice of and permitted to vote at the meeting of members.

(2)	Non-Members. The Articles of Organization may give or prescribe the manner of giving a creditor, security holder or other person a right to vote under this Section. However, no prescription under this subdivision may have the effect of transferring from an assignor of financial rights to the assignee the assignor’s voting rights.

(3)	Jointly Owned Membership Units. Membership units owned by two (2) or more members may be voted by any one (1) of them unless the Company receives written notice from any one (1) of them denying the authority of that person to vote for the membership units.

Section 10. Action Without A Meeting. An action required or permitted to be taken at a meeting of the members of this Company may be taken by a written action signed, or consented to by authenticated electronic communication, by all of the members who own voting power equal to the voting power that would be required to take the same action at a meeting of the members at which all members were present. If the members take written action, all members must be notified immediately of the written action’s text and effective date. Failure to provide the notice does not invalidate the written action. A member who does not sign or consent to the written action has no liability for the action or actions taken by the written action. A written action in this manner is effective when signed by the required members, unless a different effective time is provided in the written action.

ARTICLE III

BOARD OF GOVERNORS

Section 1. Board to Manage. The business and affairs of the Company shall be managed under the direction of a Board of Governors.

Section 2. Number. The Board shall consist of one (1) or more governors. The number of governors shall be fixed from time to time by resolution of the Board of Governors.

Section 3. Qualifications. The governors shall be natural persons.

Section 4. Election. The governors shall be elected at the next regular meeting of the members.

Section 5. Terms. A governor serves for an indefinite term that expires at the next regular meeting of the members. A fixed term of a governor must not exceed five (5) years. A governor holds office until expiration of the term for which the governor was elected or appointed and until a successor is appointed and has qualified, or until the earlier death, resignation, removal or disqualification of the governor.

Section 6. Compensation. The Board may fix the compensation of governors.

Section 7. Classification of Governors. There shall be no classification of governors.

Section 8. Resignation. A governor may resign at any time by giving written notice to the Company. The resignation is effective without acceptance when the notice is given to the Company, unless a later effective time is stated in the notice. If a resignation is made effective at a later time, the board may fill the pending vacancy before the effective time if the board provides that the successor does not take office until the effective time.

Section 9. Removal of Governors. Governors shall be removed in the following manner:

a.	Removal by Governors. A governor may be removed at any time, with or without cause, if:

(1)	the governor was named by the Board to fill a vacancy;

(2)	the members have not elected governors in the interval between the time of the appointment to fill a vacancy and the time of removal; and

(3)	a majority of the remaining governors present affirmatively vote to remove the governor.

b.	Removal by Members. Any one or all of the governors may be removed at any time, with or without cause, by the affirmative vote of the owners of the proportion or number of the voting power of the membership units of the classes or series the governor represents sufficient to elect them.

c.	Election of Replacements. New governors may be elected at a meeting at which governors are removed.

d.	Removal by Judicial Proceeding. The district court of the county where the principal executive office is located may remove any governor from office in a proceeding commenced either by the Company, its members holding at least 10 percent of the voting power of any class of membership interests, or the attorney general, if the court finds that:

(1)	The governor engaged in fraudulent, dishonest conduct, gross abuse of authority, or discretion with respect to the Company or a final judgment has been entered finding they violated Section 1l(m);

(2)	Removal is in the best interest of the Company.

The court that removes a governor may bar the governor from serving on the board for a period prescribed by the court. If members or the attorney general commence a proceeding under this subsection, then the Company shall be a party defendant.

Section 10. Vacancies. The following rules shall govern the filling of vacancies:

a.	Vacancies on the Board resulting from the death, resignation, removal or disqualification of the governor may be filled by the affirmative vote of a majority of the remaining governors, even though less than a quorum; and

b.	Vacancies on the Board resulting from newly created governorships may be filled by the affirmative vote by a majority of the governors serving at the time of the increase.

Each governor elected under this Section to fill a vacancy holds office until a qualified successor is elected by the members at the next regular meeting or special meeting of the members.

Section 11. Board Meetings.

a.	Organization of Meetings. At all meetings of the Board, the President or, in the absence of the President, any person appointed by the President shall act as Chairman, and the Secretary or, in the absence of the Secretary, any person appointed by the Chairman, shall act as Secretary.

b.	Place of Meetings. If the Board fails to select a place for meeting, the meeting shall be held at the principal executive office of the Company.

c.	Time of Meetings. Meetings of the Board may be held from time to time at any place within or without the state that the Board may select.

d.	Remote Communications. Governor conferences may utilize remote communications subject to the following:

(1)	Simultaneous Participation. Any meeting among governors may be conducted solely by any one or more means of remote communication through which all of the governors may participate with each other during the meeting:

(a)	if the same notice is given of the conference as would be required by the Minnesota Limited Liability Company Act for a meeting; and

(b)	if the number of governors participating in the conference would be sufficient to constitute a quorum at a meeting.

Participation in a meeting by that means constitutes presence in person at the meeting.

(2)	Other Conferences. A governor may participate in a Board of Governors meeting not described in subdivision (1) of this Section 11d by any means of remote communication through which the governor, other governors so participating, and all governors physically present at the meeting may simultaneously hear each other during the meeting. Participation in a meeting by that means constitutes presence in person at the meeting.

e.	Notice. A governor may call a Board meeting by giving ten (10) days notice to all governors of the date, time and place of the meeting. The notice need not state the purpose of the meeting.

f.	Previously Scheduled Meetings. If the day or date, time and place of a Board meeting have been announced at a previous meeting of the Board, no notice is required. Notice of an adjourned meeting need not be given other than by announcement at the meeting at which adjournment is taken.

g.	Waiver of Notice and Objection. A governor may waive notice of a meeting of the Board. A waiver of notice by a governor entitled to notice is effective whether given before, at or after the meeting. Such notice is effective whether given in writing, orally, or by attendance. Attendance by a governor at a meeting is a waiver of notice of that meeting, except where the governor objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and does not participate thereafter at the meeting.

h.	Absent Governors. A governor may give advance written consent or opposition to a proposal to be acted on at a Board meeting. If the governor is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum. However, consent or opposition shall be counted as a vote of a governor present at the meeting in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the governor has consented or objected.

i.	Quorum. A majority of the governors currently holding office present at a meeting is a quorum for the transaction of business. In the absence of a quorum, a majority of the governors present may adjourn a meeting from time to time until a quorum is present. If a quorum is present when a duly called or held meeting is convened, the governors present may continue to transact business until adjournment, even though the withdrawal of a number of governors originally present leaves less than the proportion or number otherwise required for a quorum.

j.	Act of the Board. The Board shall take action by the affirmative vote of the greater of:

(1)	a majority of the governors present at a duly held meeting at the time the action is taken; or

(2)	a majority of the governors that would constitute a quorum for the transaction of business at the meeting,

except where the Minnesota Limited Liability Company Act requires the affirmative vote of a larger number.

k.	Action Without Meeting. The Board may take action without a meeting as follows:

(1)	Method. Any action required or permitted to be taken at a meeting of the Board of Governors, not needing approval by the members, may be taken by written action signed by the number of governors that would be required to take such action at a meeting of the Board of Governors at which all governors are present.

(2)	Effective Time. The written action is effective when signed by, or consented to by authenticated electronic communication, the required number of governors, unless a different effective time is provided in the written action.

(3)	Notice and Liability. When written action is permitted to be taken by less than all governors, all governors must be notified immediately of its text and effective date. Failure to provide the notice does not invalidate the written action. A governor who does not sign or consent to the written action has no liability for the action or actions taken by the written action.

l.	Committees. A resolution approved by the affirmative vote of a majority of the Board of Governors may establish committees having the authority of the Board in the management of the business of the Company only to the extent provided in the resolution. Committees may include a special litigation committee consisting of one (1) or more independent governors or other persons to consider legal rights or remedies of the Company and whether those rights and remedies should be pursued. Committees other than special litigation committees are subject at all times to the direction and control of the Board of Governors.

(1)	Membership. Committee members must be natural persons. A committee consists of one (1) or more persons, who need not be governors, appointed by affirmative vote of a majority of the governors present.

(2)	Procedure. Subsections a through k of this Section 11 apply to committees and members of committees to the same extent as those subsections apply to the Board of Governors and governors.

(3)	Minutes. Minutes, if any, of committee meetings must be made available upon request to members of the committee and to any governor.

(4)	Standard of Conduct. The establishment of, delegation of authority to, and action by a committee does not alone constitute compliance by a governor with the standard of conduct set forth in Minnesota Statutes.

m.	Standards of Conduct. Except as provided in Minnesota Stautes, the following standards of conduct shall govern the conduct of governors:

(1)	Standard and Liability. A governor shall discharge the duties of the position of governor in good faith, and in a manner the governor reasonably believes to be in the best interest of the Company, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances. A person who so performs those duties is not liable by reason of being or having been a governor of the Company.

(2)	Reliance. A governor is entitled to rely on information, opinions, reports, or statements, including financial statements, and other financial data, in each case prepared or presented by:

(a)	one or more managers or employees of the Company whom the governor reasonably believes to be reliable and competent in the matters presented;

(b)	counsel, public accountants or other persons as to matters that the governor reasonably believes are within the person’s professional or expert competence; or

(c)	a committee of the Board, upon which the governor does not serve, duly established in accordance with the Minnesota Limited Liability Company Act, as to matters within its designated authority, if the governor reasonably believes the committee to merit confidence.

This subdivision (2) does not apply to a governor who has knowledge concerning the matter in question, but makes unwarranted the reliance otherwise permitted by this subdivision (2).

(3)	Presumption of Assent. A governor who is present at a meeting of the Board when an action is approved by the affirmative vote of a majority of the governors present is presumed to have assented to the action approved, unless the governor:

(a)	objects at the beginning of the meeting to the transaction of business because the meeting was not lawfully called or convened and does not participate thereafter in the meeting, in which case the governor shall not be considered to be present at the meeting for any purpose;

(b)	votes against the action at the meeting; or

(c)	is prohibited by a conflict of interest, as set forth in Minnesota Statutes, from voting on the action.

(4)	Limits of Personal Liability. No governor of the Company shall be personally liable to the Company nor to its members for any monetary damages or breach of fiduciary duty as a governor. However, this provision shall not eliminate or limit the liability of a governor:

(a)	For any breach of the governor’s duty of loyalty to the limited liability company or to its members;

(b)	For acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

(c)	For any distributions from the Company which are determined to be illegal under Minnesota Statutes;

(d)	For any transaction from which the governor derived an improper personal benefit; or

(e)	For any act or omission occurring before the date when the provision in the Articles of Organization eliminating or limiting liability becomes effective.

ARTICLE IV

MANAGERS

Section 1. Designation of Managers. The managers of the Company shall be one (1) or more natural persons. The chief manager of the Company shall alternatively be known as the President. In addition, there shall be a Secretary of the Company. The managers shall be chosen by the Board. The Board may also choose one or more Vice-Presidents.

Section 2. Duties of Managers. The managers of the Company shall have the following duties:

a.	Chief Manager (President). The chief manager shall:

(1)	have general active management of the business of the Company;

(2)	when present, preside at all meetings of the Board and of the members;

(3)	see that all orders and resolutions of the Board are carried into effect;

(4)	sign and deliver in the name of the Company any deeds, mortgages, bonds, contracts or other instruments pertaining to the business of the Company, except in cases in which the authority to sign and deliver is required by law to be exercised by another person, or is expressly delegated by the Board to some other manager or agent of the Company;

(5)	maintain records of and, whenever necessary, certify all proceedings of the Board and of the members; and

(6)	perform other duties prescribed by the Board.

b.	Vice-President. The Vice-President, if any, or, if there shall be more than one, the Vice-Presidents in the order determined by the Board, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President and shall perform such other duties and shall have such other powers as the Board may from time to time prescribe.

c.	Treasurer. The Treasurer shall:

(1)	keep accurate financial records for the Company;

(2)	deposit all money, drafts, and checks in the name of and to the credit of the Company in the banks and depositories designated by the Board;

(3)	endorse for deposit all notes, checks, and drafts received by the Company as ordered by the Board, making proper vouchers therefor;

(4)	disburse Company funds and issue checks and drafts in the name of the Company, as ordered by the Board;

(5)	render to the President and the Board, whenever requested, an account of all transactions by the Treasurer and of the financial condition of the Company; and

(6)	perform other duties prescribed by the Board or by the President.

d.	Secretary. The Secretary shall:

(1)	attend all meetings of the Board, all meetings of the members and, when required, all meetings of standing committees;

(2)	record all proceedings of the meetings in a book to be kept for that purpose;

(3)	give, or cause to be given, notice of all meetings of the members and meetings of the Board; and

(4)	perform other duties prescribed by the Board or by the President.

e.	Multiple Managerial Positions. Any number of managerial positions or functions of those positions may be held or exercised by the same person. If a document must be signed by persons holding different positions or functions and a person holds or exercises more than one of those positions or functions, that person may sign the document in more than one capacity, but only if the document indicates each capacity in which the person signs.

f.	Managers Deemed Elected. In the absence of an election or appointment of managers by the Board, the person or persons exercising the principal functions of the President, Treasurer and Secretary are deemed to have been elected to those offices, except for the purpose of determining the location of the principal executive office, which in that case is the registered office of the Company.

g.	Qualifications. The managers shall be natural persons.

h.	Compensation. The compensation of all managers of the Company shall be fixed by the Board.

i.	Contract Rights. The election or appointment of a person as a manager or agent does not, of itself, create contract rights. However, the Company may enter into a contract with a manager or agent. The resignation or removal of the manager or agent is without prejudice to any contract rights or obligations.

j.	Resignation. Any manager may resign at any time by giving written notice to the Company. The resignation is effective without acceptance when notice is given to the Company, unless a later effective date is specified in the notice.

k.	Removal. A manager may be removed at any time, with or without cause, by resolution approved by the affirmative vote of a majority of the governors present, subject to the provisions of any member control agreement.

1.	Vacancy. A vacancy in an office because of death, resignation, removal, disqualification, or other cause may, or in the case of the office of President, Treasurer or Secretary shall, be filled for the unexpired portion of the term in the manner determined by the Board or pursuant to subsection f of this Section 2 regarding the election of managers.

Section 3. Delegation. Unless prohibited by a resolution approved by an affirmative vote of a majority of the governors present, a manager elected or appointed by the Board may, without the approval of the Board, delegate some or all of the duties and powers of an office to other persons. A manager who delegates the duties or powers of an office remains subject to the standard of conduct for a manager with respect to the discharge of all duties and powers to be delegated.

Section 4. Standards of Conduct. Except as provided in Minnesota Statutes, a manager shall discharge the duties of an office in good faith in a manner the manager reasonably believes to be in the best interests of the Company, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances. A person exercising the principal functions of an office or to whom some or all of the duties and powers of an office are delegated pursuant to Section 3 of this Article Four is deemed a manager for all purposes.

ARTICLE V

LOANS AND ADVANCES

Section 1. Prerequisites. Unless in violation of Sarbanes-Oxley or other federal or state law, the Company may lend money to, guarantee an obligation of, become a surety for, or otherwise financially assist a person, if the transaction or class of transactions to which the transaction belongs is approved by the affirmative vote of a majority of the governors present and:

a.	is in the usual and regular course of business of the Company;

b.	is with, or for the benefit of:

(1)	a related organization,

(2)	an organization in which the Company has a financial interest,

(3)	an organization with which the Company has a business relationship, or

(4)	an organization to which the Company has the power to make donations;

c.	is with, or for the benefit of, a manager or other employee of the Company, or a subsidiary, including a manager or employee who is a Governor of the Company or a subsidiary, and may reasonably be expected, in the judgment of the Board, to benefit the Company; or

d.	has been approved by the owners of two-thirds (2/3) of the voting power of persons other than the interested person or persons.

Section 2. Interest and Security. A loan, guaranty, a surety contract, or other financial assistance under this Article may be with or without interest and may be unsecured or may be secured in any manner, including, without limitation, a grant of a security interest in membership units of the Company.

Section 3. Advances. The Company may, without a vote of the governors or its members, advance money to its members, governors, managers or employees who provide services to cover expenses that can be reasonably anticipated to be incurred by them in the performance of their duties and for which they would be entitled to reimbursement in the absence of an advance.

ARTICLE VI

BOOKS AND RECORDS

Section 1. Required Records. The Company shall keep at its principal executive office, or at another place or places within the United States determined by the Board, the following:

a.	a current list of the full name and last known business, residence or mailing address of each member, Governor and President;

b.	a current list of the full name and last known business, residence or mailing address of each assignee of financial rights other than a secured party, and a description of the rights assigned;

c.	a copy of the Articles of Organization and all amendments to the Articles;

d.	copies of any currently effective written Operating Agreement;

e.	copies of the Company’s federal and state income tax returns and reports for the three (3) most recent years;

f.	financial statements required by Section 5 of this Article;

g.	records of all proceedings of members for the last three (3) years;

h.	records of all proceedings of the Board of Governors for the last three (3) years;

i.	reports made to members generally within the last three (3) years;

j.	member control agreements and statements of contributions accepted, including for each contribution:

(1)	the identity of the member to whom the contribution relates;

(2)	the class or series to which the contribution pertains;

(3)	the amount of cash accepted by the Company or promised to be paid to the Company;

(4)	a description of any services rendered to or for the benefit of the Company or promised to be rendered to or for the benefit of the Company; and

(5)	the value accorded to the contribution by the Board to:

(a)	any other property transferred or promised to be transferred to the Company; and

(b)	any services rendered to or for the benefit of the Company or promised to be rendered to or for the benefit of the Company;

k.	a statement of all contribution agreements, including for each contribution agreement:

(1)	the identity of the would-be contributor;

(2)	the class or series to which the future contribution pertains; and

(3)	as to each future contribution to be made, the same information as subsection j of this Section requires for contributions already accepted;

1.	a statement of all contribution allowance agreements, including for each contribution allowance agreement:

(1)	the identity of the would-be contributor;

(2)	the class or series to which the future contribution pertains; and

(3)	as to each future contribution allowed to be made, the same information as subsection j of this Section requires for contributions already accepted;

m.	an explanation of any restatement of value of previous contributions which is made by the Board;

n.	any written consents obtained from members under this Chapter;

o.	copy of agreements, contracts, or other arrangements or portions of them incorporated by reference in fixing the relative rights and preferences of any class or series of membership units.

Section 2. Right to Inspect. A member has the following inspection rights:

a.	an absolute right, upon written demand, to examine and copy, in person or by a legal representative, at any reasonable time, and the Company shall make available within ten (10) days after receipt by a manager of the Company of the written demand, all documents referred to in Section 1 of this Article.

b.	if a member for at least six (6) months immediately preceding the member’s demand or if the holder of record of at least five (5%) percent of all membership units of the Company, the right, upon written demand, to examine and copy, in person or by a legal representative, other Company records at any reasonable time if the member demonstrates a proper purpose for the examination.

A “proper purpose” is one reasonably related to the person’s interest as a member of the Company.

Section 3. Other Use Prohibited. A member who has gained access under this Article to any Company record may not use or furnish to another for use the Company record or a portion of the contents for any purpose other than a proper purpose. Upon application of the Company, a Court may issue a protective order or order other relief as may be necessary to enforce the provisions of this Section.

Section 4. Cost of Copies. Copies of the information referred to in Section 1 must be furnished at the expense of the Company. In all other cases, the Company may charge the requesting party a reasonable fee to cover the expenses of providing the copy.

Section 5. Financial Statements. The Company shall, upon written request by a member, furnish annual financial statements, including at least a balance sheet as of the end of the fiscal year and a statement of income for the fiscal year, which shall be prepared on the basis of accounting methods reasonable in the circumstances and may be consolidated statements of the Company and one or more of its subsidiaries.

a.	In the case of statements audited by a public accountant, each copy shall be accompanied by a report setting forth the opinion of the accountant on the statements.

b.	In other cases, each copy shall be accompanied by a statement of the Treasurer or other person in charge of the Company’s financial records stating the reasonable belief of the person that the financial statements were prepared in accordance with accounting methods reasonable in the circumstances, describing the basis of presentation, and describing any respects in which the financial statements were not prepared on a basis consistent with those prepared for the previous year.

ARTICLE VII

CONTRIBUTIONS

Section 1. Authorized Contributions. The Company may issue membership units and accept contribution allowance agreements only when authorized by the Board.

a.	Permissible Forms. A person may make a contribution to the Company by paying money or transferring the ownership of an interest in property to the Company, or rendering services to or for the benefit of the Company.

b.	Acceptance of Contributions. No purported contribution is to be treated or considered as a contribution, unless:

(1)	the Board accepts the contribution on behalf of the Company and in that acceptance:

(a)	describes the contribution, including terms of future performance, if any; and

(b)	states the value being accorded to the contribution; and

(2)	the fact of the contribution and the contribution’s accorded value are both reflected in the member control agreement and statement of contributions accepted and in any other required records of the Company.

c.	Valuation. The determination by the Board as to the amount or fair value or the fairness to the Company of the contribution accepted or to be accepted by the Company or the terms of payment or performance, including under a contribution agreement or a contribution allowance agreement, are presumed to be proper if they are made in good faith and on the basis of accounting methods or a fair valuation or other method, reasonable in the circumstances.

(1)	Governors who are present and entitled to vote, and who:

(a)	intentionally or without reasonable investigation, fail to vote against approving a consideration that is unfair to the Company; or

(b)	overvalue property or services received or to be received by the Company as a contribution;

are jointly and severally liable to the Company for the benefit of the then members who did not consent to and are damaged by the action, to the extent of the damages of those members.

(2)	A governor against whom a claim is asserted pursuant to this Section, except in the case of knowing participation in a deliberate fraud, is entitled to contribution on an equitable basis from other governors who are liable under this subsection.

d.	Terms of Membership Units. All membership units of the Company:

(1)	shall be in classes and series as established by the Board; and

(2)	shall be ordinary membership units entitled to vote and shall have equal rights and preferences in all matters not otherwise provided for by the Board, unless and to the extent that the Articles of Organization or Member Control Agreement have fixed the relative rights and preferences of different classes and series.

e.	Procedure for Fixing Terms. The power granted in subsection a of this Section 1 may be exercised by resolution approved by the affirmative vote of a majority of the governors present establishing a class or series, setting forth the designation of the class or series, and fixing the relative rights and preferences of the class or series. A statement setting forth the name of the Company and the text of the resolution and certifying the adoption of the resolution and the date of adoption shall be filed with the Secretary of State before the issuance of any membership units for which the resolution creates rights or preferences not set forth in the Articles of Organization. The resolution is effective when the statement has been filed with the Secretary of State.

f.	Specific Terms. Without limiting the authority of the Company, the Company may issue membership units of a class or series:

(1)	subject to the right of the Company to redeem any of those membership units at a price fixed for their redemption by the Board;

(2)	entitling the membership units to cumulative, partially cumulative, or non-cumulative distributions;

(3)	having preference over any class or series of membership units for the payment of distributions of any or all kinds;

(4)	convertible into membership units of any other class or any series of the same or another class; or

(5)	having full, partial or no voting rights, except as provided in Minnesota Statutes.

ARTICLE VIII

MEMBERSHIP UNITS

Section 1. Current Membership. On behalf of the Company, the following contributions are hereby accepted with the names of the Members and the agreed value of their respective contributions being set forth on attached Schedule A.

Section 2. Board Authority as to Additional Contributions. No additional contributions shall be accepted except as provided in the Articles and in the Operating Agreement. Upon the acceptance of additional contributions in compliance with the Articles and Operating Agreement and the allocation of additional Membership Units, Schedule A shall be appropriately amended.

Section 3. Allocation of Net Income from Operating Profits. The Net Operating Profits shall be allocated to the Members based on their Profit Interest as reflected in Schedule A. (“Net Income” shall mean the profits of the Company, as the case may be, as determined for federal income tax purposes at the close of each fiscal year of the Company.)

Section 4. Allocation of Net Losses. Net Losses shall be allocated annually among the members based on their Equity Interest as reflected in Schedule A. (“Net Losses” shall mean losses of the Company, as the case may be, as determined for federal income tax purposes at the close of each fiscal year of the Company.)

Section 5. Operating Distributions. Any Distributions authorized by the Board which consist of part or all of the Net Operating Profits of the Company, shall be distributed among the Members based on their proportionate share of the Net Operating Profits. Distributions, other than from Net Operating Profits, including loan proceeds and other sources of cash excluding Net Operating Profits, shall be distributed among the Members based on their Equity Interest as reflected in Schedule A. (“Net Operating Profits” shall mean the Net Income of the Company consisting of interest, dividends and other earnings from the ongoing operations of the activities of the Company, also to include the net capital gains for the Company.)

Section 6. Liquidating Distributions. If the Company is dissolved and its business is being liquidated in accordance with the Act, then:

a.	the Company shall cease to carry on its business, except to the extent necessary for the winding up of that business;

b.	the Company shall thereafter be wound up and terminated as provided by the Act; and,

c.	all tangible and intangible property of the Company remaining after the discharge of the debts, obligations and liabilities of the Company shall be distributed to the Members as follows:

(1)	first to the Members in proportion to, and to the extent of, the positive balances of their Capital Accounts; and

(2)	then to the Members in accordance with their Equity Interests as set forth in Schedule A.

d.

If any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all fiscal periods including the fiscal period during which the liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any person for any purpose whatsoever. (“Capital Account” shall mean the account of a Member which is maintained in accordance with the provisions of Section 7 of this Agreement.)

Section 7. Capital Accounts. A Capital Account shall be established for each Member and shall be maintained in accordance with Treasury Regulation Section 1.704-l(b).

a.	Any Member who shall receive any Membership Units of the Company shall have a Capital Account that has been appropriately adjusted to reflect such transfer.

b.	No interest shall be paid by the Company on capital contributions or on balances in Capital Accounts.

Section 8. Statement of Membership Units. At the request of any member, the Company shall state in writing the particular membership units owned by that member at the moment the Company makes the statement. The statement shall describe:

a.	The member’s rights:

(1)	to vote;

(2)	to share in profits and losses; and

(3)	to share in distributions;

b.	Restrictions on assignments of financial rights or governance rights then in effect; and

c.	Any assignment of the member’s rights then in effect other than a security interest.

Section 9. Transfer of Membership Units. Membership units in the Company may be transferred only to the extent permitted by law and subject to approval by the Board of Governors.

Section 10. Preemptive Rights. The preemptive rights of members to make contributions of a certain amount or to make contribution allowance agreements specifying future contributions of a certain amount before the Company may accept new contributions from other persons or make contribution allowance agreements with other persons shall be as set forth in the Articles of Organization. However, no amendment to the Articles of Organization or to the Operating Agreement which has the effect of denying, limiting or modifying the preemptive rights of members shall be adopted if the votes of a proportion of the voting power sufficient to elect a Governor at the election of the Board under cumulative voting are cast against the amendment.

ARTICLE IX

DISTRIBUTIONS

Section 1. When Permitted. Distributions are to be permitted as follows

a.	Authorization. The Board may authorize and cause the Company to make a distribution only:

(1)	if the Board determines, in accordance with Section 2 of this Article Nine, that the Company will be able to pay its debts in the ordinary course of business after making the distribution; and

(2)	if the Board does not know before the distribution is made that the determination was or has become erroneous.

b.	Condition Precedent. The Company may make the distribution if it is able to pay its debts in the ordinary course of business after making the distribution.

c.	Measurement of Effect. The effect of a distribution on the ability of the Company to pay its debts in the ordinary course of business after making the distribution must be measured in accordance with Minnesota Statutes.

d.	Restrictions. The right of the Board to authorize, and the Company to make, the distributions may be prohibited, limited, or restricted by, or the rights and priorities of persons to receive distributions may be established by, an agreement.

ARTICLE X

TAX MATTERS

Section 1. Tax Characterization and Returns. The Members acknowledge that the Company shall be treated as a “partnership” for federal and state income tax purposes. Within ninety (90) days after the end of each fiscal year, the Company shall deliver to each person who was a Member at any time during such fiscal year a Form K-l and such other information, if any, with respect to the Company as may be necessary for the Member’s federal or state income tax (or information) returns, including a statement showing each Member’s share of income, gain or loss and credits for such fiscal year for state or federal income tax purposes.

Section 2. Accounting Decisions. All decisions as to accounting matters shall be made by the Board.

Section 3. Tax Matters Partner. The President shall act on behalf of the Company as the “tax matters partner” within the meaning of Section 6231(a)(7) of the Code.

Section 4. Special Allocations. Anything contained in this Article XI to the contrary notwithstanding:

a.	Minimum Gain Chargeback. If for any Company fiscal year, there is a net decrease in partnership minimum gain as determined in accordance with Treasury Regulations Section 1.704-2(i)(5), each Member shall be allocated items of Company income and gain in accordance with Treasury Regulations Section 1.704-2(f)(l) a “Minimum Gain Chargeback” for such year (and, if necessary for subsequent years) in an amount equal to such Member’s share of such net decrease in partnership minimum gain.

(1)	For this purpose, a Member’s share of the net decrease in partnership minimum gain shall be determined under Treasury Regulations Section 1.704-2(g)(2).

(2)	This Paragraph is intended to comply with Treasury Regulations Section 1.704-2(f)(l) and shall be interpreted consistently therewith.

b.	Qualified Income Offset. If any Member at any time unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations Section 1.704-l(b)(2)(ii)(d)(4), Section 1.704-l(b)(2)(ii)(d)(5) or Section 1.704-l(b)(2)(ii)(d)(6), and if such adjustment, allocation or distribution results in a negative balance in such Member’s Capital Account in excess of the sum of:

(1)	the amount such Member is obligated to restore to the Company under this Agreement; and

(2)	the amount such Member is deemed to be obligated to restore to the Company pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(l)(ii) and Section 1.704-2(i)(5), then items of Company income and gain shall be specially allocated to such Member so as to eliminate, to the extent required by Treasury Regulations Section 1.704-l(b)(2)(ii)(d), such negative balance in the Capital Account as quickly as possible.

c.	Gross Income Allocation. If the Capital Account of any Member would have a negative balance at the end of any Company taxable year in excess of the sum of:

(1)	the amount such Member is obligated to restore to the Company under this Agreement; and

(2)	the amount such Member is deemed to be obligated to restore to the Company pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(l)(ii) and Section 1.704-2(i)(5), then such Member shall be specially allocated items of Company income (including gross income) in the amount of such excess as quickly as possible.

d.	Curative Allocations. Any allocation to a Member under Subparagraphs 4d(l), 4d(2) and 4d(3) (a “Regulatory Allocation”) shall be taken into account in determining subsequent allocations so that the net amount of Regulatory Allocations and all other items allocated under the provisions of this Paragraph 4 shall, to the extent possible, be equal to the net amount that would have been allocated to such Member under the provisions of this Paragraph 4 if no Regulatory Allocation had been made.

Section 5. Tax Allocations. In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value as of the date of contribution.

a.	If any Company asset is adjusted as a result of re-evaluation pursuant to Treasury Regulations Section 1.704-l(b)(2)(f), subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis for such asset for federal income tax purposes and its fair market value as of the date of such re-evaluation in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder. Any election or other decision relating to such allocations shall be made by the Board in any manner that reasonably reflects the purpose and intention of this Agreement.

b.	Allocations pursuant to this Section 5 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing any Member’s Capital Account or share of income, profits, gains, losses, expenses, deductions, credits or other items or distributions pursuant to any provisions of this Agreement.

ARTICLE XI

AMENDMENT

The power to adopt, amend, or repeal the Operating Agreement is vested in the Board. The power of the Board is subject to the power of the members to adopt, amend, or repeal an operating Agreement adopted, amended or repealed by the Board.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 1. Events Causing Dissolution. The Company shall be dissolved only upon the occurrence of any of the following events:

a.	The written agreement of the Members who hold a majority of the voting units.

b.	The final decree of a court that dissolution is required under applicable law.

Section 2. Liquidation and Winding Up. If dissolution of the Company should be caused by reason of the events set forth in Article XI, the Company shall be liquidated and the governors (or other person or persons designated by a decree of court) shall wind up the affairs of the Company. The governors or other Persons winding up the affairs of the Company shall promptly proceed to the liquidation of the Company and, in settling the accounts of the Company, the assets and the property of the Company shall be distributed in the following order of priority as set forth in the Member Control Agreement.

Section 3. Compliance with Timing Requirements and Regulations. In the event the Company is liquidated within the meaning of Treasury Regulations Section 1.704-l(b)(2)(ii)(g), distributions shall be made pursuant to this Article XI to the Members who have positive Capital Account balances in compliance with Treasury Regulations Section 1.704-l(b)(2)(ii)(b)(2). If any member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions, and allocations for all fiscal periods including the fiscal period during which the liquidation occurs), such member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any Person for any purpose whatsoever.

Section 4. Limitations on Distributions. Notwithstanding any provision to the contrary in this Article Eleven, no distribution shall be made that would result in violation of the Act.

ARTICLE XIII

INDEMNIFICATION

Each manager and governor, past or present of the Company, and each person who serves or may have served at the request of the Company as director, officer, governor, manager, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, and their respective heirs and legal representatives, shall be indemnified by the Company in accordance with, and to the fullest extent permissible under, the provisions of Minnesota Statutes, as it may be from time to time amended. Whenever the applicable provisions of Minnesota Statutes make indemnification permissible upon the finding that certain standards are met, such indemnification shall be mandatory by the Company.

Adopted by Written Action of the Board of Governors effective as of January 18, 2012.

/s/ Steven Bell
Steven Bell, Secretary

SCHEDULE A

CONTRIBUTIONS AND MEMBERSHIP UNITS

Contributions received from and Membership Units allocated to the Members as follows:

Contribution			Membership Units
Member Name	Description	Value	Number	Equity Interest	Voting Interest	Profit Interest
Multiband Corporation	Check	$1,000.00	1	100%	100%	100%

The above table shall be deemed to be the required records in which the fact of the contributions and the value accorded to each are required to be reflected as provided in Minnesota Statutes.